Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #17 to the Registration Statement on Form N-1A of ARK ETF Trust with respect to the filing of the Prospectus and Statement of Additional Information for the ARK Fintech Innovation ETF, a series of ARK ETF Trust.

/s/Tait, Weller & Baker LLp

Philadelphia, Pennsylvania

January 25, 2019